EXHIBIT 3

                  PRELIMINARY COPIES, DATED MAY 16, 1995



                   1995 ANNUAL MEETING OF STOCKHOLDERS
                                   of
                     ALLSTATE FINANCIAL CORPORATION
                          2700 S. Quincy Street
                       Arlington, Virginia  22206

                       _________________________


                             PROXY STATEMENT
                                   of
                    SCOGGIN CAPITAL MANAGEMENT, L.P.
                                   AND
                          SELIG PARTNERS, L.P.

                       __________________________



      This Proxy Statement and the accompanying Letter to Stockholders and BLUE Annual Meeting proxy card are furnished in connection with the solicitation of proxies by Scoggin Capital Management, L.P. ("Scoggin") and Selig Partners, L.P. ("Selig", and together with Scoggin, the "Scoggin Group") to be used at the 1995 Annual Meeting of Shareholders of Allstate Financial Corporation, a Virginia corporation ("Allstate"), to be held at Sheraton Crystal City Hotel, 1800 Jefferson Davis Highway, Arlington, Virginia 22202 on June 15, 1995 at 11:00 A.M. and at any adjournments or postponements thereof (the "Annual Meeting").

      At the Annual Meeting, six Directors of Allstate will be elected. The Scoggin Group is soliciting your proxy in support of the election of the six nominees of the Scoggin Group named below (the "Scoggin Nominees") as the Directors of Allstate.

      ALL SCOGGIN NOMINEES ARE COMMITTED TO A PROGRAM OF
MAXIMIZING SHAREHOLDER VALUE, REDUCING OVERALL MANAGEMENT
COMPENSATION AND ELIMINATING ALL FUTURE RELATED PARTY DEALINGS
(SUCH AS LOANS, LEASES AND SALES OR PURCHASES OF ASSETS) BETWEEN
ALLSTATE AND ITS OFFICERS, DIRECTORS AND MAJOR SHAREHOLDERS.


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      The record date for determining shareholders entitled to
notice of and to vote at the Annual Meeting is May 5, 1995 (the "Record Date"). Shareholders of record at the close of business on the Record Date will be entitled to one vote at the Annual Meeting for each share of Allstate Common Stock, no par value per share (the "Shares"), held on the Record Date. According to the proxy statement of Allstate filed with the Securities and Exchange Commission on May 12, 1995 (the "Allstate Proxy Statement"), there were 3,102,328 Shares issued and outstanding as of the close of business on the Record Date.

      Scoggin is principally engaged in the business of investing in securities. As of the date of this Proxy Statement, Scoggin beneficially owns 405,500 Shares, or 13.07% of the outstanding Shares. The address of Scoggin is 660 Madison Avenue, 20th Floor, New York, New York 10021, and its telephone number is
(212) 355-5600. Selig is principally engaged in the business of investing in securities. Selig beneficially owns 41,700 Shares, or 1.3% of the outstanding Shares. The address of Selig is 660 Madison Avenue, 20th Floor, New York, New York 10021, and its telephone number is (212) 355-5658.
                    _________________________

      This Proxy Statement, the accompanying Letter to
Shareholders and the BLUE Annual Meeting proxy card are first being furnished to Allstate shareholders on or about May ___, 1995.


                    THE SCOGGIN GROUP PROGRAM

      Scoggin is Allstate's single largest shareholder. The Scoggin Nominees are committed to a program of maximizing shareholder value, reducing overall management compensation levels and eliminating all future related party dealings (such as loans, leases and sales or purchases of assets) between Allstate and its officers, directors and major shareholders.

      If elected, the Scoggin Nominees would seek to --

      - aggressively pursue the sale of Allstate;

      - if such a sale is not feasible at this time on economically acceptable terms, aggressively review other options to maximize shareholder value through a stock repurchase program and/or special dividend or distribution when Allstate's financial position permits; in this regard the Scoggin Nominees will consider retaining an investment banking firm to advise the Board on an on-going basis;

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      - reduce management compensation as a percentage of income, reduce Allstate's general and administrative costs and otherwise undertake a thorough review of Allstate's operations;

      - review the existing employment agreements with Leon
Fishman and Lawrence Winkler which expire in December 1995 and January 1996, respectively;

      - otherwise eliminate future related party dealings (such as loans, leases or sales or purchases of assets) between Allstate and its officers, directors and major shareholders except normal course employment relationships. A number of such past transactions are identified in the Allstate Proxy Statement under "Other Transactions."

      A vote for the Scoggin Nominees is a vote for Directors who are committed to a program of maximization of shareholder value.


































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                            IMPORTANT

      At the Annual Meeting, the Scoggin Group will seek to elect the Scoggin Nominees as the Directors of Allstate. The election of the Scoggin Nominees requires the affirmative vote of a plurality of the votes cast, assuming a quorum is present or otherwise represented at the Annual Meeting.

      THE SCOGGIN GROUP URGES YOU NOT TO SIGN ANY PROXY CARD SENT TO YOU BY ALLSTATE. IF YOU HAVE ALREADY DONE SO, YOU MAY REVOKE YOUR PROXY BY DELIVERING A WRITTEN NOTICE OF REVOCATION OR A LATER DATED PROXY FOR THE ANNUAL MEETING TO SCOGGIN, C/O MACKENZIE PARTNERS, INC., 156 FIFTH AVENUE, NEW YORK, NEW YORK 10010 (THE "AGENT"), OR TO THE SECRETARY OF ALLSTATE, OR BY VOTING IN PERSON AT THE ANNUAL MEETING. SEE "PROXY PROCEDURES" BELOW.

      If, like us, you are in favor of the program outlined above, the Scoggin Group urges you to mark, sign, date and return the enclosed, BLUE Annual Meeting proxy card to vote FOR the election of each of the Scoggin Nominees.


                      ELECTION OF DIRECTORS

      According to the Allstate Proxy Statement, Allstate currently has six Directors, all of whose terms will expire at the Annual Meeting.

      The Scoggin Group proposes that Allstate shareholders elect the Scoggin Nominees as the Directors of Allstate at the Annual Meeting. If all Scoggin Nominees are elected, the Scoggin Nominees would constitute the entire Board of Directors of Allstate. The Scoggin Nominees are listed below and have furnished the following information concerning their principal occupations or employment and certain other matters. Each Scoggin Nominee, if elected, would hold office until the 1996 Annual Meeting of Shareholders and until a successor has been elected and qualified or until his earlier death, resignation or removal. Although the Scoggin Group has no reason to believe that any of the Scoggin Nominees will be unable to serve as directors, if any one or more of the Scoggin Nominees is not available for election, the persons named on the BLUE Annual Meeting proxy card will vote for the election of such other nominees as may be proposed by the Scoggin Group. Should Allstate increase the number of directors to be elected at the Annual Meeting, it is the current intention of the Scoggin Group to propose additional nominees for such directorships.


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Scoggin Nominees for Directors

      David W. Campbell, age 48, is currently a private investor. From June 1990 to March 31, 1995, Mr. Campbell was President and Chief Executive Officer of Ameribanc Savings Bank ("ASB") in Annandale, Virginia; prior to that, from 1984 to June 1990, he was Executive Vice President and Chief Operating Officer of ASB. From 1988 to March 31, 1995, Mr. Campbell was also a director of ASB. Mr. Campbell served as a Trustee of the Ameribanc Investors Group from 1992 to March 31, Mr. Campbell's business address is 6410 Noble Rock Court, Clifton, Virginia 22024.

      Curtis Schenker, age 36, has been managing partner of Scoggin Capital Management, L.P. since its inception in 1988. Mr. Schenker has served on various creditors' committees, including Carson Pirie Scott & Co. and Hills Department Stores trade claim committee. Presently, Mr. Schenker is a trustee on the McCrory Liquidating Trust. Mr. Schenker's business address is c/o Scoggin Capital Management, L.P., 660 Madison Avenue, New York, New York 10021.

      William H. Savage, age 63, has since 1990 been engaged in a variety of investment ventures in real estate development and banking. Since 1991, Mr. Savage has served as Chairman of Island Preservation Partnership, the owner and developer of Dewees Island, a 1,200 acre oceanfront, barrier island near Charleston, South Carolina. He is the Chairman of the Board of Knights Hill Corporation, which owns and manages timberlands in South Carolina. Since 1982, he has been the Managing Partner of Calvert Associates, which owns an apartment complex in Alexandria, Virginia. Since 1977, he has been the President of Richards United Corporation, a real estate investment company based in Alexandria, Virginia. Mr. Savage's business address is 210 Reinekers Lane, Alexandria, Virginia 22314.

      Lawrence E. Golub, age 35, has since 1994 been President of Golub Associates Incorporated, an investment and financial advisory firm that he founded and owns. From 1993 to 1994, Mr. Golub was a Managing Director of Bankers Trust Company, where he participated in structuring, recapitalizing, hedging, and selling public and private equity investments. From 1992 to 1993, Mr. Golub was a White House Fellow, serving as Special Assistant to the Secretary of Health and Human Services and as policy coordinator for the President's cabinet-level health care reform group. Mr. Golub was a Managing Director of Wasserstein Perella & Co., Inc. from 1990 to 1992, specializing in corporate finance, and was a Vice President of Allen & Company Incorporated, a private investment banking firm, from 1985 to 1990.

      Timothy S. Mullen, age 32, has been since 1992 the sole general partner of Selig Partners, L.P. From 1989 to 1991, Mr.

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Mullen was a bankruptcy analyst at Bernard Laterman and Company,
L.P.  Mr. Mullen is the brother of Thomas W. Mullen, Jr.  Mr.
Mullen's business address is c/o Selig Partners, L.P., 660
Madison Avenue, New York, New York 10021.

      Thomas W. Mullen, Jr., age 35, has since 1986 been a
Portfolio Manager with Gabriel Capital Group, L.P., an investment firm, and its predecessor firms. Mr. Mullen is the brother of Timothy S. Mullen. Mr. Mullen's business address is c/o Gabriel Capital Group, L.P., 450 Park Avenue, Suite 3201, New
York, New York 10022.

      It is anticipated that each of the Scoggin Nominees, upon his election as a director of Allstate, will receive director's fees consistent with Allstate's past practice. According to the Allstate Proxy Statement, directors who are not officers of Allstate receive a fee of $2,000 for each board or committee meeting attended, plus reimbursement for their expenses associated with attending these meetings. Directors who are not officers of Allstate receive a fee of $500 for each special board or committee meeting attended by conference telephone call. In addition, the Scoggin Group has agreed to indemnify each of the Scoggin Nominees against any claims and expenses, including legal fees, arising out of their participation in the proxy solicitation for their election.

      Except as set forth above or under "Background of Solicitation" below, none of the Scoggin Group, the Scoggin Nominees or any of their respective associates (i) has any arrangements or understandings with any person or persons with respect to any future employment by Allstate or its affiliates, or with respect to any future transactions to which Allstate or any of its affiliates may be a party; (ii) has carried on any occupation or employment with Allstate or any corporation or organization which is or was a parent, subsidiary or other affiliate of Allstate; (iii) has received any cash compensation, cash bonuses, deferred compensation, compensation pursuant to plans, or other compensation, from, or in respect of, services rendered to or on behalf of Allstate; (iv) since January 1, 1994, has engaged in or has a direct or indirect material interest in any transaction or series of similar transactions to which Allstate or any of its subsidiaries was or is to be a party in which the dollar amount involved exceeded, or is expected to exceed, $60,000 in the aggregate; (v) since January 1, 1994, has been indebted to Allstate or any of its subsidiaries in an amount in excess of $60,000; or (vi) is a party adverse to Allstate or any of its subsidiaries in any material proceedings or has a material interest adverse to the interest of Allstate or any of its subsidiaries in any such proceedings. Except as set forth

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above, no family relationships exist among the Scoggin Nominees or between any of the Scoggin Nominees and any director or executive officer of Allstate.

      Certain additional information relating to, among other things, the ownership, purchase and sale of securities of Allstate by the Scoggin Group, the Scoggin Nominees and their respective associates, or arrangements with respect thereto, is set forth in "Security Ownership of the Scoggin Group and the Scoggin Nominees" and in Schedule II.

Voting Procedures

      Election of the Scoggin Nominees requires the affirmative vote of a plurality of the votes cast in the election at the Annual Meeting, assuming a quorum is present or otherwise represented at the Annual Meeting. Shares voted as abstentions and "broker non-votes" are considered present at the Annual Meeting for the purposes of determining the presence of a quorum.

"Broker non-votes" relate to shares of stock held of record by a broker as to which no discretionary authority or voting directions exist.

      The accompanying BLUE Annual Meeting proxy card will be voted at the Annual Meeting in accordance with your instructions on such card. You may vote FOR the election of each of the Scoggin Nominees as Directors of Allstate or withhold authority to vote for the election of all the Scoggin Nominees by marking the proper box on the BLUE Annual Meeting proxy card. You may also withhold your vote from any one or more of the Scoggin Nominees by writing the name of such nominee(s) in the space provided on the BLUE Annual Meeting proxy card. IF NO MARKING IS MADE, YOU WILL BE DEEMED TO HAVE GIVEN A DIRECTION TO VOTE THE SHARES REPRESENTED BY THE BLUE ANNUAL MEETING PROXY CARD FOR THE ELECTION OF ALL THE SCOGGIN NOMINEES PROVIDED THAT YOU HAVE SIGNED AND DATED THE PROXY CARD. The Scoggin Group, which in the aggregate owns approximately 14.37% of the Shares outstanding, will vote their Shares FOR the election of the Scoggin Nominees.

      The Scoggin Group believes that it is in your best interest to elect the Scoggin Nominees at the Annual Meeting. All Scoggin Nominees are committed to a program of maximizing shareholder value, reducing overall management compensation and eliminating all future related party dealings (such as loans, leases and sales or purchases of assets) between Allstate and its officers, directors and major shareholders. See "The Scoggin Group Program" and "Background of Solicitation."

      THE SCOGGIN GROUP STRONGLY RECOMMENDS A VOTE FOR THE
ELECTION OF THE SCOGGIN NOMINEES.

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      OTHER MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

      The Scoggin Group is not aware of any proposals other than the election of directors to be brought before the Annual Meeting. Should any other proposal be brought before the Annual Meeting, the vote required for approval of such proposal would be as prescribed by Allstate's charter or bylaws or by applicable law. Generally, approval of a proposal would require a majority of the Shares represented at the Annual Meeting and entitled to vote on the matter. Shares voted as abstentions would have the same effect as a negative vote. Shares with respect to which a broker submits a "broker non-vote" on a matter are not counted in calculating the number of Shares entitled to vote on a matter and have the effect of reducing the number of votes required for approval of the matter.

      Should other proposals be brought before the Annual Meeting, the persons named on the BLUE Annual Meeting proxy card will abstain from voting on such proposals unless such proposals adversely affect the interests of the Scoggin Group as determined by the Scoggin Group in its sole discretion, in which event such persons will vote on such proposals at their discretion.


                        PROXY PROCEDURES

      Shareholders are urged to mark, sign and date the enclosed BLUE Annual Meeting proxy card and return it to Scoggin, c/o MacKenzie Partners, Inc., 156 Fifth Avenue, 9th Floor, New York, New York 10010 in the enclosed envelope in time to be voted at the Annual Meeting. Execution of the BLUE Annual Meeting proxy card will not affect your right to attend the Annual Meeting and to vote in person. Any proxy may be revoked at any time prior to the Annual Meeting by delivering a written notice of revocation or a later dated proxy at the particular meeting. Only your latest dated proxy for the Annual Meeting will count.

      Only holders of record as of the close of business on the Record Date will be entitled to vote. If you were a shareholder of record on the Record Date, you may vote your Shares at the Annual Meeting even if you have sold your shares after the Record Date. Accordingly, please vote the Shares held by you on the Record Date, or grant a proxy to vote such Shares, on the BLUE Annual Meeting proxy card, even if you have sold your Shares before or after the Record Date.

      If any of your Shares are held in the name of a brokerage firm, bank, bank nominee or other institution on the Record Date, only it can vote such Shares and only upon receipt of your specific instructions. Accordingly, please contact the person responsible for your account and instruct that person to execute on your behalf the BLUE Annual Meeting proxy card.
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                   BACKGROUND OF SOLICITATION

      In May 1994 the Scoggin Group sent a letter to Leon Fishman, the President and Chief Executive Officer of Allstate, seeking to encourage management to enhance shareholder value through a stock repurchase program. As a result of management's failure to be responsive to the Scoggin Group's suggestions and in light of the events described in Allstate's February 8, 1995 press release relating to Allstate's potential liability in connection with the Chapter 11 bankruptcy proceeding of Premium Sales Corp., the Scoggin Group began to seriously consider seeking the election of their nominees at the Annual Meeting. Representatives of the Scoggin Group have subsequently had discussions with management about the possible sale of Allstate to a third party and have had discussions with two persons who have expressed a potential interest in purchasing all or a portion of Allstate. Representatives of the Scoggin Group have also contacted other shareholders of Allstate to discuss their views with respect to the prospects of Allstate and the maximization of shareholder value. In May 1995, representatives of the Scoggin Group held discussions with management concerning board representation for nominees of the Scoggin Group. Management and the Scoggin Group could not reach agreement concerning such representation. As a result, the Scoggin Group determined to undertake a solicitation of proxies to elect a slate of nominees in opposition to management's nominees at the Annual Meeting.

Change in Control

      Based upon publicly available information concerning Allstate, the following would be the consequences of a change in control of Allstate occasioned by the election of the Scoggin Nominees to a majority of the board of directors of Allstate (a "Scoggin Change of Control").

      Financial Arrangements. Allstate has entered into a $25 million secured credit facility (the "Loan Agreement"), of which up to $5 million is available as a letter of credit sub-facility and up to $5 million is available as a sub-facility the proceeds of which may be used to make advances to clients secured by machinery and equipment. Under the terms of the Loan Agreement, the lenders would have the option to terminate their commitments and declare the outstanding loans thereunder due and payable upon the occurrence of a Scoggin Change of Control. According to Allstate's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1995, as of March 31, 1995, approximately $4 million principal amount of loans were outstanding under the Loan Agreement.


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      Benefits Arrangements.  According to the Allstate Proxy
Statement, employment agreements with two of Allstate's executive officers, Leon Fishman and Lawrence Winkler, provide for the continuation of their compensation for 24 months should the executive's employment be terminated due to a Scoggin Change in Control. The Scoggin Group currently has no intention of terminating these employment agreements prior to their respective termination dates in December 1995 and January 1996. If elected, however, the Nominees will review the appropriateness of renewing such agreements. According to the Allstate Proxy Statement, the compensation paid in 1994 to Messrs. Fishman and Winkler were $375,000 and $144,465, respectively.


                     SOLICITATION OF PROXIES

      Proxies may be solicited by mail, advertisement, telephone or telecopier or in person. Solicitations may be made by directors, officers and employees of the Scoggin Group, none of whom will receive additional compensation for such solicitations.

The Scoggin Group has requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all its solicitation materials to the beneficial owners of the Shares they hold of record. The Scoggin Group will reimburse these record holders for customary clerical and mailing expenses incurred by them in forwarding these materials to their customers.

      The Scoggin Group has retained MacKenzie Partners, Inc. (the "Agent") for solicitation and advisory services in connection with the solicitation, for which the Agent is to receive total consideration not to exceed $25,000. The Scoggin Group has also agreed to indemnify the Agent against certain liabilities and expenses, including liabilities and expenses under the federal securities laws. The Agent will solicit proxies for the Annual Meeting from individuals, brokers, banks, bank nominees and other institutional holders. It is anticipated that the Agent will employ approximately 25 persons to solicit shareholders for the Annual Meeting.

      Certain information about directors and officers of the Scoggin Group who may also assist in soliciting proxies, is set forth in the attached Schedule I.

      The entire expense of soliciting proxies for the Annual Meeting is being borne by the Scoggin Group. If the Scoggin Nominees are elected, the Scoggin Group intends to seek reimbursement for such expenses from Allstate, but does not

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expect that the question of such reimbursement will be submitted to a vote of shareholders. Costs incidental to this solicitation of proxies include expenditures for printing, postage, legal, accounting, public relations, advertising and related expenses and are expected to be approximately $________; costs incurred to the date of this Proxy Statement are approximately $__________.

      If the Scoggin Group should withdraw, or materially change the terms of, this solicitation of proxies prior to the Annual Meeting, the Scoggin Group will supplement this Proxy Statement or otherwise publicly disseminate information regarding such withdrawal or change and, in appropriate circumstances, will provide Shareholders with a reasonable opportunity to revoke their proxies prior to the Annual Meeting.


SECURITY OWNERSHIP OF THE SCOGGIN GROUP AND THE SCOGGIN NOMINEES

      As of the date of this Proxy Statement, the Scoggin Group beneficially owns an aggregate of 447,200 Shares, representing approximately 14.37% of the Shares outstanding on the Record Date. The Shares beneficially owned by the Scoggin Group are owned as set forth in the following table:

                                    Shares         Percentage of
Name and Address of               Beneficially        Shares
Beneficial Owner                     Owned          Outstanding
___________________               ____________     _____________

Scoggin Capital Management, L.P.    405,500            13.07%
660 Madison Avenue
20th Floor
New York, New York 10021

Selig Partners, L.P.                 41,700             1.3%
660 Madison Avenue
20th Floor
New York, New York  10021


      Scoggin Inc. is the general partner of S&E Partners, L.P., which is the general partner of Scoggin. Subject to the following two sentences, Scoggin has sole power to vote and dispose of the Shares beneficially owned by it. By reason of its position as general partner of Scoggin, S&E Partners L.P. may be deemed to possess the power to vote and dispose of the Shares beneficially owned by Scoggin. By reason of its position as general partner of S&E Partners, L.P., Scoggin Inc. may be deemed to possess the power to vote and dispose of the Shares beneficially owned by Scoggin and S&E Partners, L.P.


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      Timothy S. Mullen, a Scoggin Nominee, is the sole general
partner of Selig. Subject to the following sentence, Selig has sole power to vote and dispose of the Shares beneficially owned by it. By reason of his position as general partner of Selig, Timothy S. Mullen may be deemed to possess the power to vote and dispose of the Shares beneficially owned by Selig.

      William H. Savage, a Scoggin Nominee, owns 7,000 Shares.
Thomas W. Mullen, Jr., a Scoggin Nominee, owns 30,400 Shares and call options to purchase 77,800 Shares.

      Except as set forth above, none of the Scoggin Group, any of the Scoggin Nominees or any of their respective associates owns beneficially or of record any securities of Allstate or any of its subsidiaries. Schedule II sets forth certain additional information relating to the Shares beneficially owned by the Scoggin Group.


                             OTHER INFORMATION

Security Ownership of Certain Beneficial Owners

      Certain information regarding Shares held by Allstate's directors, nominees, management and other 5% shareholders is contained in the Allstate Proxy Statement and is incorporated herein by reference.

Proposals of Security Holders

      Information concerning the date by which proposals of security holders intended to be presented at the next annual meeting of shareholders of Allstate must be received by Allstate for inclusion in Allstate's proxy statement and form of proxy for that meeting is contained in the Allstate Proxy Statement and is incorporated herein by reference.

      The Scoggin Group assumes no responsibility for the accuracy or completeness of any information contained herein which is based on, or incorporated by reference to, the Allstate
Proxy Statement or Allstate public filings.

                    _________________________



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      PLEASE INDICATE YOUR SUPPORT OF THE SCOGGIN NOMINEES BY
COMPLETING, SIGNING AND DATING THE ENCLOSED BLUE ANNUAL MEETING PROXY CARD AND RETURN IT PROMPTLY TO MACKENZIE PARTNERS, INC., 156 FIFTH AVENUE, 9TH FLOOR, NEW YORK, NEW YORK 10010 IN THE ENCLOSED ENVELOPE. NO POSTAGE IS NECESSARY IF THE ENVELOPE IS MAILED IN THE UNITED STATES


                              SCOGGIN CAPITAL MANAGEMENT, L.P.


                              SELIG PARTNERS, L.P.



May __, 1995




































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                                SCHEDULE I

               INFORMATION CONCERNING DIRECTORS AND OFFICERS
                              OF SCOGGIN INC.

      The following table sets forth the name and the present principal occupation or employment, and the name, principal business and address of any corporation or other organization in which such employment is carried on, of the directors and officers of Scoggin Inc., the general partner of S&E Partners, L.P., which is the general partner of Scoggin, who may also solicit proxies from Allstate Shareholders. The principal business address of each director and officer of Scoggin Inc. named below is c/o Scoggin Capital Management, L.P., 660 Madison Avenue, 20th Floor, New York, New York 10021.


                                        Present Principal
Name and Positions Held             Occupation or Employment
_______________________             ________________________

Craig Effron                        President of Scoggin Inc.
President and Director

Curtis Schenker                     Treasurer of Scoggin Inc.
Treasurer and Director


























                               S-I-1
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                            SCHEDULE II

    SHARES HELD BY THE SCOGGIN GROUP AND THE SCOGGIN NOMINEES

      Except as disclosed in this Schedule or in the accompanying Proxy Statement, none of the Scoggin Group, any of the directors or officers of Scoggin Inc. named in Schedule I or the Scoggin Nominees, or any of their respective associates, owns any securities of Allstate or any subsidiary of Allstate, beneficially or of record, has purchased or sold any of such securities within the past two years or is or was within the past year a party to any contract, arrangement or understanding with any person with respect to any such securities. Shares purchased by Scoggin and Selig were funded out of each such entity's working capital, which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business.

Scoggin Capital Management, L.P.

                                       Number of Shares
                                 __________________________
           Date                  Purchased           Sold
           ____                  _________          _______

           9/17/93                 10,000

           9/17/93                 11,000

           9/21/93                 18,000

          10/04/93                  5,000

          10/18/93                  6,000

          11/03/93                 70,000

          11/10/93                  3,750

          11/12/93                 11,000

          12/10/93                  8,500

          12/15/93                 10,000

          12/16/93                 10,000

          12/17/93                 10,000

          12/22/93                  5,000

          12/31/93                  4,250

                               S-II-1
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           1/04/94                  8,000

           2/04/94                  4,500

           3/29/94                  1,500

           3/29/94                  1,500

           3/30/94                  5,000

           4/04/94                  2,500

           4/05/94                  7,500

           4/05/94                  1,000

           4/06/94                  7,500

           4/06/94                  5,000

           4/07/94                 14,500

           4/11/94                  2,500

           4/15/94                  1,500

           6/30/94                  5,000

           6/20/94                  5,000

           6/23/94                  1,000

           6/30/94                  6,000

           7/18/94                                   2,000

           9/19/94                                  10,000

           9/22/94                 10,000

          12/09/94                  3,000

          12/09/94                  3,000

          12/09/94                 11,500

          12/15/94                  2,000

                               S-II-2
PAGE

          12/16/94                 10,000

          12/20/94                  5,000

          12/20/94                 11,500

          12/21/94                 11,600

          12/27/94                  1,000

          12/27/94                  4,000

          12/28/94                 50,000

          12/30/94                  5,000

          12/30/94                  2,400

           1/12/95                   2,000

           1/16/95                   5,000

           1/18/95                   2,500

           1/26/95                  45,000

           1/27/95                  15,500

           2/06/95                   4,500

           2/07/95                  11,000



Selig Partners, L.P.

                                       Number of Shares
                                 __________________________
           Date                  Purchased           Sold
           ____                  _________          _______

          9/14/93                  8,200

          9/16/93                 31,000

          4/04/94                  2,500



                               S-II-3
PAGE

Thomas W. Mullen, Jr.

                                       Number of Shares
                                 __________________________
           Date                  Purchased           Sold
           ____                  _________          _______

          1/27/95                 15,900

          1/30/95                  6,900

          2/13/95                 30,000

          2/22/95                 10,000

          2/23/95                 10,000

          3/06/95                  5,000

          3/23/95                                    77,800

          5/09/95                 30,400


          On March 23, 1995, Mr. Mullen purchased call options to purchase 77,800 Shares at a strike price of $5.00 per share with an expiration date of September 22, 1995.

William H. Savage


                                       Number of Shares
                                 __________________________
           Date                  Purchased           Sold
           ____                  _________          _______

          3/06/95                  3,000

          3/08/95                  1,000

          5/15/95                  3,000











                               S-II-4
PAGE

                                 IMPORTANT

      Your proxy is important.  No matter how many Shares you
own, please give the Scoggin Group your proxy FOR the election of the Scoggin Nominees by:

           MARKING the enclosed BLUE Annual Meeting proxy card,

           SIGNING the enclosed BLUE Annual Meeting proxy card,

           DATING the enclosed BLUE Annual Meeting proxy card and

           MAILING the enclosed BLUE Annual Meeting proxy card
      TODAY in the envelope provided (no postage is required if mailed in the United States).

      If you have already submitted a proxy to Allstate for the Annual Meeting, you may change your vote to a vote FOR the election of the Scoggin Nominees by marking, signing, dating and returning the enclosed BLUE proxy card for the Annual Meeting, which must be dated after any proxy you may have submitted to Allstate. Only your latest dated proxy for the Annual Meeting will count at such meeting.

      If you have any questions or require any additional information concerning this Proxy Statement, please contact MacKenzie Partners, Inc. at the address set forth below. IF ANY OF YOUR SHARES ARE HELD IN THE NAME OF A BROKERAGE FIRM, BANK NOMINEE OR OTHER SUCH INSTITUTION, ONLY IT CAN VOTE SUCH SHARES AND ONLY UPON RECEIPT OF YOUR SPECIFIC INSTRUCTIONS. ACCORDINGLY, PLEASE CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND INSTRUCT THAT PERSON TO EXECUTE THE BLUE ANNUAL MEETING PROXY CARD.

                     MACKENZIE PARTNERS, INC.
                        156 Fifth Avenue
                     New York, New York 10010
               Tel:  (212) 929-5500 (call collect)
                               or
                   Call Toll-Free (800) 322-2885